Exhibit 3.2
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LINCOLN INTERNATIONAL, INC.
Lincoln International, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The name of the Corporation is Lincoln International, Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 6, 2022.
2.This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
3.The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, Lincoln International, Inc. has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on                , 2026.

Lincoln International, Inc., a Delaware corporation

By:
Name:
Title:
[Signature Page to Lincoln International, Inc. Certificate of Incorporation]

EXHIBIT A
ARTICLE I
The name of the corporation is Lincoln International, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, in the City of Dover, County of Kent, 19904, and the name of its registered agent at such address is Cogency Global Inc.
ARTICLE III
The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of Lincoln International, LP, a Delaware limited partnership, or any successor entities thereto (“LILP”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.
ARTICLE IV
Section 4.1.    The total number of shares of all classes of capital stock which the Corporation will have authority to issue is 1,005,000,000 shares, consisting of (i) 1,000,000,000 shares of Common Stock, $0.00001 par value per share (the “Common Stock”), of which (a) 650,000,000 shares shall be Class A Common Stock (“Class A Common Stock”), (b) 250,000,000 shares shall be Class B Common Stock (“Class B Common Stock”), and (c) 100,000,000 shares shall be Class C Common Stock (“Class C Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).
Section 4.2.    The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).
Section 4.3.    Upon the effectiveness of this Restated Certificate (such time, the “Effective Time”), (i) each share of capital stock of the Corporation (the “Prior Stock”) authorized under the Corporation’s certificate of formation heretofore in effect issued and outstanding or held in treasury immediately prior to the Effective Time shall, automatically and without further action by any shareholder, be reclassified as, and shall become, one (1) share of Class A Common Stock (the “Reclassification”), (ii) the shareholders registered on the Corporation’s books as owners of any shares of Prior Stock shall be registered on the Corporation’s books as the owners of shares of Class A Common Stock issued upon the Reclassification and (iii) any stock certificate that, immediately prior to the Effective Time, represented one or more shares of Prior Stock, shall, from and after the Effective Time, automatically and without the necessity of presenting the same for surrender or exchange, represent the same number of shares of Class A Common Stock.
Section 4.4.    Common Stock. The designations and the powers, preferences privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
(a)    General.    The rights, privileges, preferences and powers of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be as set forth in this Section 4.4. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Common Stock are subject to, and qualified by, the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
(b)    Voting.    Except as otherwise provided herein or expressly required by law,
(i)    each holder of Class A Common Stock, as such, shall have one (1) vote per share of Class A Common Stock held of record by such holder, on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise;
(ii)    each holder of Class B Common Stock, as such, shall have one (1) vote per share of Class B Common Stock held of record by such holder on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise; and
(iii)     each holder of Class C Common Stock, as such, shall have ten (10) votes per share of Class C Common Stock held of record by such holder, on all matters submitted to a vote of the holders of Class C Common Stock, whether voting separately as a class or otherwise. On the earlier of (a) the ten (10) year anniversary of the effective date of the Registration Statement and (b) the date on which the LILP Controlling Partners first cease to own, in the aggregate, at least twenty percent (20%) of the issued and outstanding shares of Common Stock (such earlier date, the “Sunset Date”), each outstanding share of Class C Common Stock shall automatically, without further action by the Corporation or any holder thereof, convert to one fully paid non-assessable share of Class B Common Stock.
provided, however, that except as otherwise required by law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Preferred Stock Designation) or the DGCL.
Except as otherwise required by law or this Restated Certificate, the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.
(c)    Dividends. Subject to applicable law, any contractual restrictions and the rights and preferences of any holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock or the Class C Common Stock and the holders of shares of Class B Common Stock and Class C Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock or Class C Common Stock.
(d)    Subdivisions, Combinations or Reclassifications. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, the outstanding shares of the other such classes shall, concurrently therewith, be subdivided, combined, or reclassified in the same proportion and manner such that the same proportionate equity ownership among the holders of outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock, (ii) the holders of a majority of the outstanding Class B Common Stock and (iii) the holders of a majority of the outstanding Class C Common Stock, each of (i), (ii) and (iii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause LILP to make corresponding changes to the Common Units to give effect to such subdivision, combination or reclassification, as applicable.
(e)    Liquidation. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among the holders of all outstanding shares of Common Stock such that (i) the holders of shares of Class B Common Stock and Class

C Common Stock, as such, shall be entitled to receive only $0.00001 per share of Class B Common Stock or Class C Common Stock and (ii) the holders of shares of Class A common stock will share ratably in any such remaining assets and funds in proportion to the number of shares of Class A Common Stock held by each such stockholder. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), a conversion of the Corporation, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(e).
(f)    Class B Common Stock.
(i)    (x) shares of Class B Common Stock may be issued only to, and registered only in the name of, the holders of Common Units (excluding the Corporation) and their respective Permitted Transferees in accordance with Section 4.4(h) (including all subsequent Permitted Transferees) (the holders of Common Units (excluding the Corporation) together with such Persons, collectively, the “Permitted Class B Owners”) and (y) the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record at such time by such Permitted Class B Owner (less the number of shares of Class C Common Stock held by such Permitted Class B Owner, if any). Notwithstanding the foregoing, the Corporation may issue additional shares of Class B Common Stock in the event LILP issues additional Common Units (other than to the Corporation) following the date of the closing of the IPO.
(ii)    The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner (less the number of shares of Class C Common Stock held by such Permitted Class B Owner, if any) in accordance with the terms of the LPA. In accordance with the foregoing, in the event that the Corporation contributes property (including cash) to LILP in accordance with Section 3.04(c) of the LPA and such contribution results in an adjustment of the Common Units held by the Permitted Class B Owners, the number of Class B Common Stock shall be correspondingly adjusted.
(iii)     In the event that there is a merger, consolidation, conversion, transfer, reorganization or Change of Control (as defined below) of the Corporation that was approved by the Board of Directors prior to such merger, consolidation, conversion, transfer, reorganization or Change of Control, without limiting the rights of the holders of Class B Common Stock to have their Common Units redeemed or exchanged in accordance with Section 10.09 of the LPA, the holders of shares of Class B Common Stock shall not be entitled to receive more than $0.00001 per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

(g)    Class C Common Stock
(i)    (x) shares of Class C Common Stock may be issued only to, and registered only in the name of, the LILP Controlling Partners, an Estate Planning Vehicle (as defined in the LPA) of an LILP Controlling Partner or a Permitted Transferee in an estate planning Transfer by a Controlling Partner to a Permitted Transferee that the Controlling Partner controls and is approved in advance and in writing by the General Partner (collectively, the “Permitted Class C Owners”) and (y) the aggregate number of shares of Class C Common Stock at any time registered in the name of each such Permitted Class C Owner must be equal to the aggregate number of Common Units held of record at such time by such Permitted Class C Owner (less the number of shares of Class B Common Stock held by such Permitted Class C Owner, if any).
(ii)    The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that the number of shares of Class C Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class C Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class C Owner (less the number of shares of Class B Common Stock held by such Permitted Class C Owner, if any) in accordance with the terms of the LPA. In accordance with the foregoing, in the event that the Corporation contributes property (including cash) to LILP in accordance with Section 3.04(c) of the LPA and such contribution results in an adjustment of the Common Units held by the Permitted Class C Owners, the number of Class C Common Stock shall be correspondingly adjusted.
(iii)     In the event that there is a merger, consolidation, conversion, transfer, reorganization or Change of Control (as defined below) of the Corporation that was approved by the Board of Directors prior to such merger, consolidation, conversion, transfer, reorganization or Change of Control, without limiting the rights of the holders of Class C Common Stock to have their Common Units redeemed or exchanged in accordance with Section 10.09 of the LPA, the holders of shares of Class C Common Stock shall not be entitled to receive more than $0.00001 per share of Class C Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.
(h)    Transfer of Class B Common Stock and Class C Common Stock; Conversion of Class C Common Stock
(i)    A holder of Class B Common Stock or Class C Common Stock may surrender and transfer shares of such Class B Common Stock or Class C Common Stock, as applicable, to the Corporation for cancellation for no consideration at any time. Following the surrender and transfer, or other acquisition, of any shares of Class B Common Stock or Class C Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.
(ii)    Except as set forth in Section 4.4(h)(i), a holder of Class B Common Stock or Class C Common Stock may Transfer shares of Class B Common Stock or Class C Common

Stock only to a Permitted Transferee of such holder, and only if such holder also simultaneously Transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LPA. The Transfer restrictions described in this Section 4.4(h)(ii) are referred to as the “Restrictions”.
(iii)    Any purported Transfer of shares of Class B Common Stock or Class C Common Stock in violation of the Restrictions shall be null and void ab initio. If, notwithstanding the Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock or Class C Common Stock, in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of (x) Class B Common Stock or Class C Common Stock, as applicable, and the purported Transfer of the Class B Common Stock or Class C Common Stock, as applicable, to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and (y) each holder of such Class B Common Stock or Class C Common Stock, as applicable, shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, not be entitled to any voting rights with respect to such shares.
(iv)    Upon a determination by the Board of Directors that a Person has attempted or may attempt to Transfer or to acquire Class B Common Stock or Class C Common Stock in violation of the Restrictions, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Class B Common Stock or Class C Common Stock, as applicable, on the books and records of the Corporation and to institute proceedings to enjoin or rescind any such Transfer or acquisition.
(v)     The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.4(h) for determining whether any Transfer or acquisition of shares of Class B Common Stock or Class C Common Stock would violate the Restrictions, and for the orderly application, administration and implementation of the provisions of this Section 4.4(h). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of stock of the Corporation.

(i)    CERTIFICATES
All certificates or book entries representing shares of Class B Common Stock and/or Class C Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED AND THE LIMITED PARTNERSHIP AGREEMENT OF LINCOLN INTERNATIONAL, LP AS IT MAY BE AMENDED AND/OR RESTATED (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).
A notice of such legend shall be given to holders of shares of Class B Common Stock and Class C Common Stock in accordance with applicable law.
(j)    RESERVATION OF STOCK
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect (i) the redemption or exchange of all outstanding Common Units held by holders of Class B Common Stock (along with Class B Common Stock) for shares of Class A Common Stock, and (ii) the redemption or exchange of all outstanding Common Units held by holders of Class C Common Stock (along with Class C Common Stock) for shares of Class A Common Stock, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the redemption or exchange of the Common Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, such number of shares of Class B Common Stock that shall from time to time be sufficient to effect the conversion of all outstanding shares of Class C Common Stock for shares of Class B Common Stock.
The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class B Common Stock, such number of shares of Class B Common Stock that shall from time to time be sufficient to effect the issuance of shares of Class B Common Stock after the Effective Time to holders of newly issued Common Units for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

Section 4.5.    Preferred Stock.
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
Section 5.1.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III, with the classes as nearly equal in number as possible. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders following the initial registration of the Corporation’s Class A Common Stock pursuant to the Securities Exchange Act of 1934, as amended; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following such registration; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following such registration. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to designate members of the Board of Directors already in office as Class I, Class II and Class III.
Section 5.2.    Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
Section 5.3.    Subject to the rights of the holders of any series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time either with or without cause by the affirmative vote of the holders of capital stock representing a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon; provided, however, that from and after the Sunset Date the Board of Directors or any individual director may be removed from office only for cause by the affirmative vote of the holders of capital stock representing at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.
Section 5.4.    Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification or removal.
Section 5.5.    Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.2, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
Section 5.6.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation unless such action is approved, in addition to any other vote required by this Restated Certificate or applicable law, (a) prior to the Sunset Date, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, or (b) from and after the Sunset Date, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.
Section 5.7.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VI
Section 6.1.    Prior to the Sunset Date, any action required or permitted to be taken by stockholders at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the Corporation representing not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all outstanding shares of the Corporation entitled to vote thereon were present and voted and such consent is delivered to us in accordance with applicable law. However, from and after the Sunset Date, any action required or permitted to be taken at any annual or special meeting of stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by consent in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock. Any such action taken by written consent pursuant to this Article VI shall be delivered to the Corporation at its principal office.
Section 6.2.    Special meetings of stockholders of the Corporation may only be called in the manner provided in the Bylaws of the Corporation.

Section 6.3.    Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE VII
No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE VIII
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE IX
    Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the

State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
    Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
    If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE X
The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that from and after the Sunset Date, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Restated Certificate inconsistent with Sections 4.2, 4.3, 4.4(a)-(h) and 4.4(j) or with Articles V, VI, VII, VIII, X and XI; provided further, that any amendment (including by merger, consolidation conversion, transfer or otherwise) to this Restated Certificate (whether prior to or following the Sunset Date) that gives holders of the Class B Common Stock or Class C Common Stock (i) any rights to receive dividends (other than as set forth in the last sentence of Section 4.4(c) of Article IV) or any other kind of distribution, (ii) any right to convert into or be exchanged for shares of Class A Common Stock or (iii) any other economic rights (except for payments in cash in lieu of receipt of fractional stock) shall, in addition to the vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Restated Certificate, also require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock voting separately as a class.

If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XI
Section 11.1.    Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.
Section 11.2.    Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Restated Certificate, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Class A Common Stock, Class B Common Stock or Class C Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined below) with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:
(a)    prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;
(b)    upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (A) Persons who are Directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)    at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

Section 11.3.    Definitions. As used in this Restated Certificate, the following terms shall have the following meaning:
(a)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person and, for purposes of the definition of Affiliate “control,” (including the terms “controlling,” “controlled by” and “under common control with,”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner, of twenty percent (20%) or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Article XI, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(b)    “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a Director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.
(c)    “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the Interested Stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation this Article XI is not applicable to the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation; (iii) any transaction which results in the issuance or Transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL (or any successor provision thereto); (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or Transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (v) or any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(d)    “Change of Control” means the occurrence of any of the following events: (1) any “Person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of LILP); (3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation ceases to be the sole general partner of LILP; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which (a) the beneficial owners of the Class A Common Stock, Class B Common Stock, Class C Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) in the case of the foregoing clauses (1) or (3), the LILP Controlling Partners are the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote (or, in the case of a transaction described in the foregoing clause (3), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger of consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof).
(e)    “Common Unit” has the meaning set forth in the LPA.
(f)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(g)    “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article XI to the contrary, the term “Interested Stockholder” shall not include the LILP Controlling Partners. For the purpose of determining whether a Person is an Interested Stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(h)    “IPO” means the sale of shares of Class A Common Stock to the public in a firm-commitment underwritten initial public offering, pursuant to an effective registration statement under the Securities Act.
(i)    “LILP Controlling Partners” means Lawrence James Lawson III, Robert Bruce Barr, Robert Todd Brown and Eric Dennis Malchow.
(j)    “LPA” means that certain Fourth Amended and Restated Limited Partnership Agreement of Lincoln International, LP, dated as of the effective date of the Registration Statement, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(k)     “owner,” including the terms “own” and “owned,” when used with respect to any stock, means, for purposes of this Article XI, a Person that individually or with or through any of its Affiliates or Associates:
(i)    beneficially owns such stock, directly or indirectly;
(ii)    has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or
(iii)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.
(l)    “Permitted Transfer” means a transfer or assignment of Class B Common Stock or Class C Common Stock, as applicable, (or any legal or beneficial interest in such shares) by the holder thereof to any transferee only to the extent permitted by the LPA; provided that any share of Class C Common Stock subject to a Permitted Transfer to a transferee that is not a Permitted Class C Owner, or if such Permitted Transferee ceases to be a Permitted Class C Owner, shall automatically convert into a share of Class B Common Stock without further action by the Corporation, the transferring holder or the transferee.
(m)    “Permitted Transferee” means the recipient of any transfer or assignment of Class B Common Stock or Class C Common Stock (or any legal or beneficial interest in such shares) in connection with a Permitted Transfer.
(n)    “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.
(o)    “Registration Statement” means the Registration Statement on Form S-1 (File no. 333-295322) pursuant to which the Corporation sold shares of its Class A Common stock to the public in the IPO.

(p)     “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.
(q)    “stock” means, for purposes of this Article XI, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(r)    “Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a) any interest (legal or beneficial) in any shares of capital of stock of the Corporation or (b) any equity or other interest (legal or beneficial) in any stockholder if substantially all of the assets of such stockholder consist solely of shares of capital stock of the Corporation; provided, however, that the following shall not be considered a Transfer:
(i)    the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Restated Certificate;
(ii)    the pledge of shares of Class B Common Stock or Class C Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time; or
(iii)    entering into a support, voting, tender or similar agreement or arrangement (with or without granting a proxy) or tendering any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock, Class C Common Stock and Class B Common Stock, in each case, in connection with a Change of Control transaction, sale of all or substantially all assets, or any merger, consolidation or other business combination involving the Corporation, whether effectuated through one transaction or series of related transactions, that, in each case, has been approved by the Board of Directors.
(s)    “voting stock” means stock of any class or series entitled to vote generally in the election of Directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article XI to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.